Exhibit 99.1

Douglas Dynamics, Inc.

11270 W Park Place

Suite 300

Milwaukee, WI 53224

Douglas Dynamics Announces Changes to its Board of Directors

Knowledgeable Executives Jennifer Ansberry and Brad Nelson Joining the Board;

Director Margaret Dano to Retire After 13 years of Service

Milwaukee, WI – October 29, 2025 – Douglas Dynamics, Inc. (NYSE: PLOW), North America's premier manufacturer and upfitter of work truck attachments and equipment, today announced changes to its Board of Directors. The Board has appointed Jennifer I. Ansberry and Bradley M. Nelson as new independent directors, effective immediately. Margaret Dano, who has served on the Board since 2012, will retire effective November 1, 2025.

“We are pleased to welcome Jennifer and Brad as new independent directors,” said Don Sturdivant, Chairman of the Board of Directors. “They each bring valuable experience and fresh perspectives that will strengthen our ability to govern and support the company’s strategic direction.”

Sturdivant continued, “At the same time, we extend our sincere gratitude to Margaret for her thirteen years of dedicated service and meaningful contributions to the Company, and we wish her the very best in her retirement. We have appreciated her collaborative ideas, steadfast diligence, and forward-thinking leadership, which will have a lasting positive impact on Douglas Dynamics for many years to come.”

Sturdivant noted, “Jennifer’s extensive legal expertise and deep understanding of the industrial sector, developed through her roles at Lincoln Electric, will be invaluable as we advance our strategic priorities. In addition, Brad, as CEO of MasterCraft Boat Company, brings a strong operational perspective and significant leadership experience in manufacturing — capabilities that are essential to guiding our future direction.”

Following these changes, the Company’s Board will expand from seven to eight members, six of whom are independent, further strengthening its governance and strategic oversight capabilities. In accordance with Board policy, both Ms. Ansberry and Mr. Nelson will join the Audit, Compensation, and Nominating & Governance Committees. Current director Kenneth W. Krueger will assume the role of Chair of the Nomination & Corporate Governance committee, succeeding Ms. Dano.

Jennifer I. Ansberry Bio

Jennifer I. Ansberry currently serves as Executive Vice President, General Counsel and Secretary of Lincoln Electric (NASDAQ: LECO). Ms. Ansberry joined Lincoln Electric in 2004 and was elected to her current role in 2017. She previously served as Vice President, Deputy General Counsel where she oversaw the Company’s legal function in global mergers and acquisitions, securities law compliance, and corporate governance and led the Company’s environmental, health and safety organization.

Prior to joining Lincoln Electric, Ms. Ansberry served as an associate at the law firms of Thompson Hine LLP and Keating, Muething & Klekamp LLP. She received her J.D. from the University of Cincinnati - College of Law and received a B.B.A. in accounting from the University of Cincinnati.

Bradley M. Nelson Bio

Bradley M. Nelson has served as Chief Executive Officer and member of the board of directors of MasterCraft Boat Company (NASDAQ: MCFT) since March 2024. Mr. Nelson previously served as Executive Vice President and President, Commercial Segment of Oshkosh Corporation from 2021 to 2024. Prior to that, and over his 12-year tenure at Oshkosh Corporation, Mr. Nelson held several roles of increasing responsibility, including Senior Vice President and President, Commercial Business Segment and Vice President, Global Marketing, JLG Industries.

Earlier in his career, Mr. Nelson held several leadership positions at Eaton Corporation and served as a technology executive at several companies including Iomega Corporation, US West Dex, Inc, Random Access, Inc. and Alpine Computing MicroAge, Inc. Mr. Nelson earned an MBA from Brigham Young University and a Bachelor of Science in Business Administration from the University of Phoenix.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

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